Amendment No. 1 to
                            Selling Agency Agreement



         THIS AMENDMENT NO. 1 TO SELLING AGENCY AGREEMENT (this "Amendment") dated as of July 30, 2002, is by and between SCANA Corporation, a South Carolina corporation (the "Company") and each of the Agents named in the Selling Agency Agreement (as defined below) or subsequently appointed prior to the date hereof as Agents pursuant to Section 2(c) thereof. Except as otherwise defined in this Amendment, terms defined in the Selling Agency Agreement are used herein as defined therein.

                                   WITNESSETH:

         WHEREAS, the Company and the Agents are parties to a Selling Agency Agreement dated January 23, 2002 (as in effect as of the date hereof, the "Selling Agency Agreement");

         WHEREAS, the Company has requested that the Agents amend certain terms and provisions of the Selling Agency Agreement; and

         WHEREAS, the Agents are willing, on the terms and conditions set forth in this Amendment to amend certain provisions of the Selling Agency Agreement, as more fully set forth herein.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         Section 1. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 2 below, but effective as of the date hereof, the Selling Agency Agreement shall be amended as follows:

                           All references in Section 5(d) and Section 6(b) to "Thelen Reid & Priest LLP, New York, New York" and "Thelen Reid & Priest LLP" shall be replaced with "Troutman Sanders LLP, Richmond, Virginia".

         Section 2. Conditions Precedent. As provided in Section 1 above, the amendments to the Selling Agency Agreement set forth in Section 1 shall become effective as of the date hereof, upon the execution and delivery by each of the parties hereto.

         Section 3. Miscellaneous. Except as herein provided, the Selling Agency Agreement and all exhibits thereto shall remain unchanged and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.


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SCANA CORPORATION



By:___s/James E. Swan, IV________________
      -------------------
Its:___Controller_________________________
       ----------


UBS WARBURG LLC


By:____s/Scott D. Whitney_________________
        -----------------
Its:____Director _________________________
   --------------


CREDIT SUISSE FIRST BOSTON CORPORATION


By:___s/Julie A. Keogh____________
      -------------------------------------
Its:___Authorized Signatory___
       --------------------   --------------

BANC OF AMERICA SECURITIES LLC


By:_____s/Lily Chang____________________
        ------------
Its:_____Principal_______________________
         ---------


WACHOVIA SECURITIES, INC., formerly known as First Union Securities, Inc.


By:_____s/Jim Williams______________
        --------------
Its:______Director___________________